Exhibit 4.3

This SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”), entered into as of March 29, 2022, among Owens & Minor, Inc., a Virginia corporation (the “Company”), the guarantors signatory hereto (the “Additional Guarantors” and each a “Additional Guarantor”) and Regions Bank, as trustee (as successor trustee to U.S. Bank National Association, the “Trustee”).

RECITALS

WHEREAS, the Company, the guarantors party thereto and the Trustee entered into the Indenture, dated as of September 16, 2014 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of September 16, 2014, among the Company, the guarantors party thereto and the Trustee (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of April 2, 2018, among the Company, the guarantors party thereto and the Trustee (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of April 30, 2018, among the Company, the guarantors party thereto and the Trustee (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of February 12, 2019, among the Company, the guarantors party thereto and the Trustee (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture, dated as of May 22, 2020, among the Company, the guarantors party thereto and the Trustee (the “Fifth Supplemental Indenture”) and the Sixth Supplemental Indenture, dated as of March 10, 2021, among the Company, guarantors party thereto and the Trustee (the “Sixth Supplemental Indenture” and together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”), relating to the Company’s 4.375% Senior Notes due 2024 (the “Notes”);

WHEREAS, Section 501 of the First Supplemental Indenture provides that the provisions of Section 10.09 of the Base Indenture and Article Fourteen of the Base Indenture shall apply to the Notes;

WHEREAS, the Company agreed pursuant to Section 10.09 of the Base Indenture to cause each Subsidiary of the Company that incurs, has outstanding or Guarantees any Specified Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall agree to Guarantee the Company’s obligations under the Notes on the terms set forth in Article Fourteen of the Base Indenture; and

WHEREAS, Section 9.01 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture without the consent of any Holders to, among other things, add a Subsidiary as a Guarantor of the Notes.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the Company and the Additional Guarantors covenant and agree with the Trustee, for the benefit of Holders of the Notes, as follows:

Section 1. Seventh Supplemental Indenture. As used herein “Seventh Supplemental Indenture”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Seventh Supplemental Indenture and not to any particular Section or other portion hereof and include any and every instrument supplemental or ancillary hereto or in implementation hereof.

Section 2. Definitions in Seventh Supplemental Indenture. All terms contained in this Seventh Supplemental Indenture that are defined in the Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Indenture, unless the context otherwise specifies or requires.

Section 3. Additional Guarantors. Each Additional Guarantor, by its execution of this Seventh Supplemental Indenture, agrees to (a) be a Guarantor under the Indenture, (b) Guarantee the Company’s obligations under the Notes on the terms set forth in Article Fourteen of the Base Indenture and (c) perform all of the obligations and agreements of a Guarantor as defined in the Base Indenture.

Section 4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Seventh Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 5. Execution as Supplemental Indenture. This Seventh Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Base Indenture, this Seventh Supplemental Indenture forms a part thereof.

Section 6. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof, or with a provision of the Indenture, or with a provision of the Trust Indenture Act, which is required to be included in this Seventh Supplemental Indenture, or in the Indenture, respectively, by any of the provisions of the Trust Indenture Act, such required provision shall control to the extent it is applicable. If any provision hereof modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Seventh Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8. Execution and Counterparts. This Seventh Supplemental Indenture may be executed in any number of counterparts (which may be delivered by means of facsimile or e-mail), each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 9. Governing Law. This Seventh Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 10. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Seventh Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Fifth Supplemental Indenture as of the day and year first above written.

OWENS & MINOR, INC.

/s/ Nicholas J. Pace
Name:	Nicholas J. Pace
Title:	Executive Vice President, General Counsel & Corporate Secretary

[Signature Page to Seventh Supplemental Indenture]

APRIA, INC.,
APRIA HEALTHCARE GROUP LLC,
APRIA HEALTHCARE LLC,
APRIA HOLDCO LLC,
CPAP SLEEP STORE LLC,
DMEHUB LLC,
HEALTHY LIVING HOME MEDICAL LLC,
as Guarantors

/s/ Daniel J. Starck
Name:	Daniel J. Starck
Title:	Chief Executive Officer

[Signature Page to Seventh Supplemental Indenture]

LOFTA, as Guarantor

/s/ Bharat V. Patel
Name:	Bharat V. Patel
Title:	President

[Signature Page to Seventh Supplemental Indenture]

REGIONS BANK, as Trustee

By:	/s/ Kristine Prall
Name: Kristine Prall
Title: Vice President

[Signature Page to Seventh Supplemental Indenture]